EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Craig Bushman
The SCO Group, Inc.
cbushman@sco.com
Tel: (801) 932-5635
www.sco.com
The SCO Group Announces Second Quarter 2007 Results
LINDON, Utah — June 5, 2007 — The SCO Group, Inc. (Nasdaq: SCOX), a leading provider of UNIX® software technology and mobile services, today reported results for its second quarter ended April 30, 2007.
Revenue for the second quarter of fiscal year 2007 was $6,014,000, down from $7,126,000 for the comparable quarter of the prior year. The net loss for the second quarter of fiscal year 2007 was $(1,143,000), or $(0.05) per diluted common share, an improvement over the net loss of $(4,694,000), or $(0.22) per diluted common share, for the comparable quarter of the prior year. Revenue for the first two quarters of fiscal year 2007 was $12,029,000, down from $14,469,000 for the first two quarters of the prior fiscal year and the net loss for the first two quarters of fiscal year 2007 was $(2,167,000), or $(0.10) per diluted common share, an improvement over the net loss of $(9,275,000), or $(0.45) per diluted common share for the first two quarters of the prior fiscal year. The decrease in revenue was primarily attributable to continued competitive pressures on the Company’s UNIX products and services and the improvement in net loss was primarily attributable to reduced legal costs and operating expenses.
“Even though competition continues to impact our revenue, we are pleased that our legal costs and operating expenses are lower than the comparable prior periods which improved our financial results,” said Darl McBride, president and CEO. “We are committed to our strategy of serving our UNIX customers, developing innovative new mobile technologies and protecting our valuable intellectual property.”
Legal and related costs incurred in connection with the Company’s litigation were $1,066,000 for the second quarter of fiscal year 2007, which was down significantly from costs of $3,762,000 for the comparable quarter of the prior year. Because of the unique and unpredictable nature of the Company’s litigation, the occurrence and timing of litigation-related costs is difficult to predict, and will be difficult to predict in the future. While the Company expects to continue to incur legal costs related to its ongoing litigation during the 2007 fiscal year, the Company’s expectation is that fiscal 2007 costs will be less than they were for the 2006 fiscal year.

Cash and cash equivalents, available-for-sale marketable securities and restricted cash to be used for certain legal expenditures totaled $11,181,000 as of April 30, 2007, compared to $12,664,000 as of October 31, 2006.
The Company’s Business
During the second quarter of fiscal year 2007, the Company worked closely with customers and partners to offer new solutions to the marketplace. The Company announced that it had partnered with April System Design and Alpha Micro to help customers extend the life of their UNIX applications. Through this partnership, customers can convert their green screen UNIX applications to a modern new graphical interface without the need to rewrite applications or make large investments in software development. This saves customers valuable time and money by allowing them to stay on their familiar and reliable SCO UNIX platform while continuing to use their existing applications.
The Company recently announced a new release of HipCheck, a unique mobile technology designed to remotely control and manage UNIX and Windows server and PC systems. The new version of HipCheck extends the product’s capabilities in terms of feature sets and the number of mobile handheld devices that are supported.
At the recent CTIA Wireless Show, the Company exhibited many of its current and beta mobile technologies, including a soon to be released mobile technology that enables users to manage their life on the go. The Company’s latest release of Shout Postcard received favorable press coverage and product reviews during the CTIA Wireless Show. Shout Postcard is the Company’s new mobile technology for sharing life’s moments on the go with a personalized, multimedia postcard. Shout Postcard creates a rich, mobile experience by combining pictures, audio and text into a unique postcard that users can share through e-mail or other smart phones. A free download and more information on Shout Postcard may be obtained by visiting www.shoutpostcard.com.
Conference Call
As previously announced, The SCO Group will host a conference call at 5:00 p.m. EST today, June 5, 2007, to discuss the second quarter 2007 results. To participate in the teleconference, please call toll free 1-800-952-4629 or use the toll number 1-212-231-2901; confirmation code: 21340130, approximately ten minutes prior to the time stated above. A listen-only Webcast of the call will be broadcast live with a replay available the following day. The Webcast and replay may be accessed from http://ir.sco.com/events.cfm.
Forward-Looking Statements
The statements contained in this press release regarding (i) our commitment to our UNIX business, moving forward with our mobile services and defending our intellectual property rights, (ii) our expectation that our legal costs will be less in fiscal 2007 than in fiscal 2006, and (iii) other statements that are not historical facts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, continued competitive pressure on the Company’s operating system products, which could impact the Company’s results of operations, adverse developments in and increased or unforeseen legal costs related to the Company’s litigation, the inability to devote sufficient resources to the development and marketing of the Company’s products, including the Me Inc. mobile services and development platform, and the possibility that companies with whom the Company has formed partnerships will decide to terminate, or reduce the resources devoted to, their partnership with the Company. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2006 and Form 10-Q for the fiscal quarter ended January 31, 2007. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.
About The SCO Group
The SCO Group (NASDAQ: SCOX) is a leading provider of UNIX software technology and mobile services, offering SCO OpenServer for small to medium business, UnixWare for enterprise applications, and Me Inc. for mobile services. SCO’s highly innovative and reliable solutions help millions of customers grow their businesses everyday, from SCO OpenServer on main street to UnixWare on Wall Street, and beyond. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers.
Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.
SCO, SCO OpenServer, Me Inc. and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX and UnixWare are registered trademarks of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

The SCO Group Announces Second Quarter 2007 Results	Page 4
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands)

	April 30,	October 31,
	2007	2006
Assets:
Cash and cash equivalents	$7,787	$5,369
Restricted cash	5,389	8,024
Available-for-sale marketable securities	—	2,249
Accounts receivable, net	4,320	5,123
Other	1,402	1,514

Total current assets	18,898	22,279
Property and equipment, net	454	608
Other	495	522

Total assets	$19,847	$23,409

Liabilities:
Accounts payable	$1,867	$2,338
Accrued payroll and other expenses	4,363	5,566
Deferred revenue	3,120	2,994
Other	3,115	4,237

Total current liabilities	12,465	15,135
Long-term liabilities	189	192
Stockholders’ equity	7,193	8,082

Total liabilities and stockholders’ equity	$19,847	$23,409

The SCO Group Announces Second Quarter 2007 Results	Page 5
Condensed Consolidated Statement of Operations Data
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2007	2006	2007	2006
Products revenue	$4,895	$5,703	$9,761	$11,703
SCOsource licensing revenue	—	34	23	64
Services revenue	1,119	1,389	2,245	2,702

Total revenue	6,014	7,126	12,029	14,469

Cost of products revenue	335	497	712	1,081
Cost of SCOsource licensing revenue	1,066	3,762	1,720	7,772
Cost of services revenue	546	709	1,105	1,346

Total cost of revenue	1,947	4,968	3,537	10,199

Gross margin	4,067	2,158	8,492	4,270

Operating expenses:
Sales and marketing	2,393	2,857	4,833	5,545
Research and development	1,554	1,886	3,313	3,757
General and administrative	1,351	1,718	2,674	3,310
Amortization of intangibles	—	593	—	1,185

Total operating expenses	5,298	7,054	10,820	13,797

Loss from operations	(1,231)	(4,896)	(2,328)	(9,527)
Equity in income (loss) of affiliate	64	—	106	(8)
Other income, net	105	316	248	461

Loss before provision for income taxes	(1,062)	(4,580)	(1,974)	(9,074)
Provision for income taxes	(81)	(114)	(193)	(201)

Net loss	$(1,143)	$(4,694)	$(2,167)	$(9,275)

Basic and diluted net loss per common share	$(0.05)	$(0.22)	$(0.10)	$(0.45)

Weighted average basic and diluted common shares outstanding	21,233	20,994	21,209	20,520